Exhibit 99.(a)(5)(iv)

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information:

Shareholder Services

(866) 270-7788

closedendfunds@virtus.com

Virtus Total Return Fund Announces

Final Results of Tender Offer

Hartford, CT, March 23, 2017 – Virtus Total Return Fund (NYSE: DCA) announced today that in accordance with its tender offer for up to 40 percent of its issued and outstanding shares of common stock, which expired at 11:59 p.m., New York time, on March 15, 2017, it has accepted 10,986,443.69 shares, representing 40 percent of its outstanding shares, for payment on or about March 27, 2017. The purchase price of properly tendered shares is 99 percent of the net asset value per share determined as of the close of the regular trading session of the New York Stock Exchange (NYSE) on March 15, 2017, which is equal to $4.8708 per share.

A total of 17,461,450.6 shares were properly tendered and not withdrawn by March 15, 2017, the final date for withdrawals. Therefore, on a pro-rated basis, approximately 62.9196 percent of the shares tendered by each tendering stockholder have been accepted for payment.

About the Fund

The Virtus Total Return Fund is a non-diversified closed-end fund with an objective of total return, consisting of both capital appreciation and current income, as determined by the fund's investment adviser, Virtus Investment Advisers, Inc. The fund has been managed since December 9, 2011 by Duff & Phelps Investment Management Co. and Newfleet Asset Management, LLC.

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Virtus Total Return Fund Announces Tender Offer Results - 2

For more information on the fund, contact shareholder services at (866) 270-7788, by email at closedendfunds@virtus.com, or through the closed end fund section on the web at www.virtus.com.

About Duff & Phelps Investment Management Co.

Duff & Phelps Investment Management Co. has more than 35 years of experience managing investment portfolios, including institutional separate accounts and open- and closed-end funds investing in utilities, infrastructure, real estate investment trusts (REITs), and master limited partnerships (MLPs). For more information about Duff & Phelps, visit www.dpimc.com.

About Newfleet Asset Management

Newfleet Asset Management provides comprehensive fixed income portfolio management in multiple strategies. Newfleet Multi-Sector Strategies leverages the knowledge and skill of a team of investment professionals with expertise in every sector of the bond market, including evolving, specialized, and out-of-favor sectors. The team employs active sector rotation and disciplined risk management to portfolio construction, avoiding interest rate bets and remaining duration neutral to each strategy's stated benchmark. For more information visit www.newfleet.com.

Fund Risks

An investment in a fund is subject to risk, including the risk of possible loss of principal. A fund’s shares may be worth less upon their sale than what an investor paid for them. Shares of closed-end funds may trade at a discount to their net asset value. For more information about each fund’s investment objective and risks, please see the fund’s annual report. A copy of the fund’s most recent annual report may be obtained free of charge by contacting “Shareholder Services” as set forth at the end of this press release.

Forward-Looking Information

This press release contains statements that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about beliefs or expectations, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “estimate,” “plan,” “intend,” “believe,” “anticipate,” “may,” “will,” “should,” “could,” “continue,” “project,” or similar statements or variations of such terms. Forward-looking statements are based on a series of expectations, assumptions, and

Virtus Total Return Fund Announces Tender Offer Results - 3

projections; are not guarantees of future results or performance; and may involve risks and uncertainty. All forward-looking statements are as of the date of this release only; the funds undertake no obligation to update or review any forward-looking statements. The funds can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially. You are urged to carefully consider all such factors.

For Further Information:	Media Relations:
Shareholder Services (866) 270-7788 closedendfunds@virtus.com	Joe Fazzino Virtus Investment Partners 860-263-4725	Jacob Green Kwittken & Co. 646-747-7145

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